INTERLINK ELECTRONICS, INC.
31248 Oak Crest Drive
Westlake Village, California 91361
(805) 484-8855

March 3, 2016

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Re:                             Interlink Electronics, Inc.

Responses to Staff Comments of February 25 2016 with respect to:

Form 10-12G

Filed February 17, 2016

File No. 000-21858

Ladies and Gentlemen:

In response to the comment letter dated February 25, 2016 transmitted to Interlink Electronics, Inc. (the “Company”) by the staff of the United States Securities and Exchange Commission (“Commission”), Division of Corporation Finance (the “Staff”), the Company hereby acknowledges that:

•                  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•                  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•                  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Tracy A. Kern

Tracy A. Kern
Chief Financial Officer
Interlink Electronics, Inc.

cc:                                John McIlvery